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                                                                      EXHIBIT 11

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                           NATIONAL RECORD MART, INC.
                    CALCULATION OF NET LOSS PER COMMON SHARE
          FOR THE THIRTEEN WEEKS ENDED JUNE 24, 2000 AND JUNE 26, 1999

NET LOSS PER COMMON SHARE

The computation of weighted average common shares and equivalents outstanding for the periods presented is as follows:

                                          Thirteen Weeks Ended
                                      -----------------------------
                                        June 24,         June 26,
                                          2000             1999
                                      -----------       -----------

Weighted average common
   shares outstanding                   5,051,167         5,048,167
                                      -----------       -----------

Common Stock Equivalents
   which are dilutive                           *                 *

Treasury stock assumed to
  be repurchased using
  proceeds from options and
  warrants                                     --                --
                                      -----------       -----------

Weighted average common
   shares and equivalents
   outstanding                          5,051,167         5,048,167
                                      -----------       -----------

Net loss                              $(4,176,480)      $(1,830,051)
                                      ===========       ===========

Basic net loss per share              $     (0.83)      $     (0.36)
                                      ===========       ===========
Diluted net loss per share            $     (0.83)      $     (0.36)
                                      ===========       ===========

* Shares not included in calculation as the effects of such shares would be anti-dilutive.


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